Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-161919, 333-147799, 33-57503, 33-60157, 333-05463, 333-21007, 333-77765, 333-94451, 333-84478, 333-110541, 333-174159, and 333-129335) pertaining to our reports dated February 28, 2013, with respect to the consolidated financial statements and schedule of Polaris Industries Inc. and the effectiveness of internal control over financial reporting of Polaris Industries Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

February 28, 2013